Exhibit (a)(1)(C)
ELECTION TO TENDER

To:	Diamond Management & Technology Consultants, Inc.
875 North Michigan Avenue
Suite 3000
Chicago, Illinois 60611
Telephone: (312) 255-5000
Fax: (312) 255-4790
Attention: Karen McLaughlin
E-mail: equity.programs@diamondconsultants.com
From: [Eligible Person’s Name]
     I have received and read the tender offer, dated August 21, 2006, including the annexes thereto (the Tender Offer), and this election to tender form (the Election Form which, together with the Tender Offer, as each may be amended from time to time, constitutes the Offer). All capitalized terms used in this Election Form but not defined have the same respective meanings as in the Tender Offer.
     Subject to the terms and conditions of the Offer, I understand that I may elect to tender my Eligible Options and Eligible SARs identified on this Election Form for an amount of cash.
     By executing and delivering this Election Form, I acknowledge and agree that:
•	Diamond’s acceptance of all of the Eligible Options and/or Eligible SARs I elect to tender pursuant to the Offer (the Tendered Options and Tendered SARs) will constitute a binding agreement between Diamond and me upon the terms and subject to the conditions of the Offer. Upon Diamond’s acceptance (i) of the Tendered Options, all the Tendered Options will be cancelled and I will have no right to purchase stock under the terms and conditions of the cancelled Tendered Options and all my option agreements relating to the Tendered Options will be automatically rendered null and void and I will have no right to purchase stock under the terms and conditions of the cancelled option agreements and (ii) of the Tendered SARs, all the Tendered SARs will be cancelled and I will have no right to receive consideration under the terms and conditions of the cancelled Tendered SARs and all my SARs agreements relating to the Tendered SARs will be automatically rendered null and void and I will have no right to receive consideration under the terms and conditions of the cancelled SARs agreements;

•	under the circumstances set forth in the Tender Offer, Diamond may terminate or amend the Offer and postpone its acceptance and cancellation of any options or SARs elected for tender. In such event, the Tendered Options or Tendered SARs will not be accepted and the options, the option agreements, SARs and SARs agreements related to them will remain in effect and unchanged;

•	I authorize Mercer, if applicable, to apply appropriate withholding taxes to my payroll account if I tender my Eligible Options and/or Eligible SARS for cash;

•	in order to participate in the tender offer, I must hold Eligible Options or Eligible SARs and have been a non-U.S. employee of those certain non-U.S. Diamond subsidiaries that have been sold to Mercer or I transferred from Diamond’s U.K. subsidiary to Mercer and I must have been a Mercer employee on August 1, 2006 (as described in the Tender Offer); and

•	Diamond has advised me to consult with my own tax, financial and other advisors as to the consequences of participating or not participating in the Offer.

     Please check the box below which represents your election decision with respect to grants of the Eligible Options listed in the table below.
☐	I elect to tender ALL of my Eligible Options set forth below.

☐	I elect to tender SOME of my Eligible Options set forth below. I have checked the box to the far right of those Eligible Options I wish to tender.

☐	I elect to tender NONE of my Eligible Options set forth below.

The following listed options are eligible for tender pursuant to the terms and conditions of the Offer.

I Tender the
Eligible
Grant	Exercise			OptionsGrant(s)
Date	Price	Granted	Vested(1)	Checked Below

☐

☐

Totals

(1)	As of the date of this Offer.
     Please check the box below which represents your election decision with respect to grants of the Eligible SARs listed in the table below.
☐	I elect to tender ALL of my Eligible SARs set forth below.

☐	I elect to tender SOME of my Eligible SARs set forth below. I have checked the box to the far right of those Eligible SARs I wish to tender.

☐	I elect to tender NONE of my Eligible SARs set forth below.

The following listed SARs are eligible for tender pursuant to the terms and conditions of the Offer.

I Tender the
Eligible
Grant	Exercise			SARsGrant(s)
Date	Price	Granted	Vested(1)	Checked Below

☐

☐

Totals

(1)	As of the date of this Offer.
     Subject to, and effective upon, Diamond’s acceptance of the Tendered Options and Tendered SARs in accordance with the terms and conditions of this Offer, I hereby sell, assign and transfer to Diamond Management & Technology Consultants, Inc., a Delaware corporation, all right, title and interest in and to the Tendered Options and Tendered SARs indicated above. All authority herein conferred or agreed to be conferred will not be affected by, and will survive my death or incapacity, and any obligation of mine hereunder will be binding upon my heirs, personal representatives, successors and assigns. Except as stated in the Offer, this tender is irrevocable.
     By signing and returning the Election Form, I represent and warrant to Diamond:
•	I have full power and authority to elect to tender the Tendered Options and Tendered SARs and, when and to the extent the Tendered Options and Tendered SARs are accepted for purchase by Diamond, they will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer, other than pursuant to the applicable option and SARs agreements, and the Tendered Options and Tendered SARs will not be subject to any adverse claims;

•	upon request, I will execute and deliver any additional documents deemed by Diamond to be necessary or desirable to complete the tender of my Tendered Options and Tendered SARs; and

•	I have received, read and fully understand Diamond Management & Technology Consultants, Inc.’s Offer to Purchase From Eligible Persons All Outstanding Vested Stock Options and Stock Appreciation Rights for Cash dated August 21, 2006 (the “Tender Offer”). I agree that all English-language terms of the Tender Offer will be legally binding and hereby elect to accept, and participate in, the Offer subject to the aforementioned terms.

Brazil. Eu declaro, para todos os fins de direito, ter recebido e entendido integralmente os documentos em lingua inglesa relativos à oferta para conversão em dinheiro e, dessa forma, aceito participar no plano que está sendo oferecido.

France. Je déclare avoir reçu, lu et compris l’ensemble des termes de l’Offre d’Achat de Diamond Management & Technology Consultants, Inc. portant sur des Options Acquises en Circulation et Droits à la Plus-Value des Actions en Circulation en date de 21 août, 2006 (l’"Offre”). Je reconnais que les expressions de l’Offre employées en langue anglaise sont considérées comme contraignantes légalement et accepte par les présentes de participer à l’Offre soumise aux conditions ci-dessus.

Germany. Ich habe das englischsprachige Rückkaufangebot der Diamond Management & Technology Consultants, Inc. (Offer to Purchase From Eligible Persons All Outstanding Vested Options and Stock Appreciation Rights for Shares of Common Stock) vom August 21, 2006 (das “Rückkaufangebot”) erhalten und bestätige hiermit, dass ich alle Bedingungen des Rückkaufangebotes in englischer Sprache gelesen und verstanden habe. Ich erkenne hiermit die englischsprachigen Bedingungen des Rückkaufangebotes vollumfänglich als verbindlich an und erkläre hiermit, dass ich das Rückkaufangebot nach Maßgabe seiner Bedingungen annehme.

Spain. He recibido, leído y comprendido en su totalidad la oferta de Diamond Management & Technology Consultants, Inc. dirigida a las personas (Eligible Persons) que cumplan los requisitos para comprar todas las opciones concedidas que estén en circulación (Outstanding Vested Options) y todos los derechos de apreciación sobre acciones (Stock Appreciation Rights) por acciones ordinarias de fecha de 21 de agosto de 2006 (la “Oferta”). Por la presente acepto que todos los términos en inglés de la Oferta son legalmente obligatorios y elijo participar en la Oferta con sujeción a los términos antes mencionados.

Signature of Eligible Person

Printed Name

Address

E-mail Address
Date:                                         , 2006

     When you have completed, signed and dated this Election to Tender Form, return it by fax to Karen McLaughlin at (312) 255-4790, e-mail it to equity.programs@diamondconsultants.com or mail to the following address, to be received no later than 5:00 pm central time on the Expiration Date:
Diamond Management & Technology Consultants, Inc.
875 North Michigan Avenue
Suite 3000
Chicago, Illinois 60611
Attention: Karen McLaughlin
Tel.: (312) 255-5000

INSTRUCTIONS FOR ELECTION TO TENDER
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER
     1. Delivery of Election Form. You must deliver a properly completed and duly executed original of the Election Form, with respect to any Eligible Options or Eligible SARs grants that you elect to tender, to Diamond by fax to Karen McLaughlin at (312) 255-4790 or by e-mail to equity.programs@diamondconsultants.com for our receipt no later than 5:00 P.M., central time, on September 29, 2006 (the Expiration Date). Alternatively, you may mail your completed Election Form to Karen McLaughlin at the address set forth on the Election Form for our receipt no later than 5:00 P.M., central time, on the Expiration Date. You must submit your Election Form by facsimile, e-mail, mail or personal or courier delivery. No other methods of delivery will be accepted.
     THE METHOD BY WHICH YOU CAN DELIVER ANY REQUIRED DOCUMENT IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED EFFECTIVE ONLY WHEN ACTUALLY RECEIVED BY DIAMOND. IF YOU ELECT TO DELIVER YOUR DOCUMENTS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. WE PLAN TO SEND YOU AN E-MAIL TO YOU WITHIN TWO BUSINESS DAYS, ACKNOWLEDGING OUR RECEIPT OF YOUR ELECTION FORM.
     We intend to confirm the receipt of your election form by e-mail within two U.S. business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your election form has been received by September 29, 2006 or such later date if the offer is extended.
     You may withdraw the Eligible Options or Eligible SARs you have elected to tender pursuant to the Offer at any time prior to the Expiration Date. If we extend the Offer beyond that time, you may withdraw your Eligible Options or Eligible SARs at any time until the extended expiration of the Offer.
     To withdraw Eligible Options or Eligible SARs you must deliver a written notice of withdrawal, with the required information to Diamond while you still have the right to withdraw the elected Eligible Options or Eligible SARs. You may not rescind any withdrawal, but you may re-elect to tender Eligible Options or Eligible SARs. Any options or SARs you withdraw will thereafter be deemed not properly elected for tender for purposes of the Offer unless you properly re-elect to tender those options or SARs before the Expiration Date by following the procedures described above and in the Tender Offer.
     Diamond will not accept any alternative, conditional or contingent elections. By execution of this Election Form, you waive any right to receive any notice of the acceptance of your election, except as provided for in the Tender Offer.
     2. Election to Tender. Whether you elect to tender ALL, SOME OR NONE of your Eligible Options pursuant to the Offer, you must check the box on page 2 of the Election Form. Whether you elect to tender ALL, SOME OR NONE of your Eligible SARs pursuant to the Offer, you must check the box on page 2 of the Election Form.
     3. Signatures on Election to Tender. The Election Form must be signed by the holder of the Eligible Options and Eligible SARs and the signature must correspond with the name as written on the face of the agreement or agreements to which the Eligible Options or Eligible SARs are subject without alteration or any change whatsoever. If the Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary capacity, that person should so indicate when signing and submit proper evidence with the Election Form of the authority of that person to so act.
     4. Requests for Assistance or Additional Copies. Please direct any questions or requests for assistance, as well as requests for additional copies of the Tender Offer or this Election Form to Karen McLaughlin at (312) 255-5071 or e-mail her at Karen.mclaughlin@diamondconsultants.com, or call Lorna E. Liposky at (312) 268-3081 or e-mail her at lorna.liposky@diamondconsultants.com.
     5. Irregularities. Diamond will determine, in its sole discretion, all questions as the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Diamond’s determination of these matters will be final and binding on all parties. Diamond may reject any Election Form or Tendered Options or Tendered SARs to the extent that it determines they were not properly executed, completed or delivered or to the extent that Diamond determines it is unlawful to accept the Tendered Options or Tendered SARs. Diamond, in its sole discretion, may waive any of the conditions to the Offer or any defect or irregularity in any Election Form with respect to any particular options or SARs or any particular option or SARs holder. No options or SARs will be deemed to be properly tendered until all defects or irregularities have been cured by the option or SARs holder tendering the options or SARs or waived by Diamond. Neither Diamond nor any other person is obligated to give notice of receipt of any Election Form or for any defects or irregularities involved in the tender of any options or SARs, and no one will be liable for failing to give notice of receipt of any Election Form or any defects or irregularities.
     6. Important Tax Information. You should refer to Section 13 and Annex B of the Tender Offer, which contains important tax information. We advise you to consult with your tax advisor with respect to the tax consequences of electing to tender or not to tender your Eligible Options or Eligible SARs pursuant to the Offer.